Exhibit 5.1

September 24, 2018 General Motors Financial Company, Inc. 801 Cherry Street Suite 3500 Fort Worth, Texas 76102

Re:	500,000 shares of Fixed-to-Floating Rate Cumulative Perpetual Preferred Stock, Series B,
par value $0.01 per share (Registration Statement No. 333-219323)

Ladies and Gentlemen:

We have acted as special counsel to General Motors Financial Company, Inc., a Texas corporation (the “Company”), in connection with the proposed issuance of 500,000 shares (the “Shares”) of the Company’s fixed-to-floating rate cumulative perpetual preferred stock, series B, par value $0.01 per share. The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 17, 2017 (Registration No. 333-219323) (as so filed and as amended, the “Registration Statement”), including a base prospectus, dated July 17, 2017 (the “Base Prospectus”), and a prospectus supplement, dated September 17, 2018 (together with the Base Prospectus, the “Prospectus”), and are to be sold pursuant to an underwriting agreement, dated September 17, 2018, among the Company and the underwriters named therein (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to Texas Business Organizations Code and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Texas Business Organizations Code.

September 24, 2018

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated September 24, 2018 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP